Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2017, relating to the consolidated financial statements of Novelion Therapeutics Inc. and subsidiaries (formerly QLT Inc.) (the “Company”) and the internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
July 31, 2017